UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 11, 2016

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1730 S. Amphlett Boulevard, Suite 230, San Mateo, CA	94402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(650) 212-7630

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

As disclosed in our prior filings with the Securities and Exchange Commission, Armco Metals Holdings, Inc. is not considered “current” in our reporting obligations under Federal securities laws as a result of our failure to file our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the period ended March 31, 2016, among other filings. This 8-K provides certain, limited updated disclosure regarding our company, including that we have ceased all operations in Lianyungang subsidiaries, expect to fully impair all of our assets and do not have the financial resources to pay our obligations as they become due. However, notwithstanding the filing of this report we are still not considered “current” in our reporting obligations. We are unable at this time to estimate when the delinquent reports will be filed with the Securities and Exchange Commission, if ever, or what additional filings may be necessary under Federal securities laws or if those filings will be made. As such, investors are cautioned that the limited information available regarding our company may omit information or fail to state a material fact necessary in order to make the statements made herein, in the light of the circumstances under which they are made, not misleading.

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, on March 23, 2016 we entered into a Stock Equity Transfer Agreement (the “Framework Agreement”) with Jiangsu Yungang Investment & Development Co., Ltd.(“Yungang”), an unrelated third party, regarding the proposed terms and conditions for the sale of our subsidiaries Armco (Lianyungang) Renewable Metals, Inc. (“Renewable Metals”) and Armet (Lianyuang) Holdings, Inc. (collectively, with Renewable Metals the “Subsidiaries”). According to the terms of the Framework Agreement, Yungang would acquire the Subsidiaries, including the assets and liabilities, at a price which would equal 70% of the net value of the two companies based on a professional third party’s assessment report to be obtained (the “Assessment”). As a result of the cessation of our operations as described in this report, there are possibilities that the sale of the Subsidiaries cannot be concluded.

Item 1.03	Bankruptcy or Receivership.

As previously disclosed, the property, we got bank loans of RMB50,000,000 (approximately $8,135,373) with the Bank of China Lianyungang Branch. On December 25, 2014, China Orient Asset Management Corporation, an organization authorized by the People’s Bank of China to dispose of bad assets from banks, primarily from the Bank of China, transferred the loan to Lianyungang Chao Yang Construction Development Co., Ltd. (“Lianyungang Chao Yang”). On March 6, 2015, Lianyungang Chao Yang agreed to waive 50% of the loan (RMB25,000,000, or approximately $4,060,617), thereby reducing the principal balance to RMB25,000,000 (approximately $4,075,205, accounting for the change in the foreign currency translation of RMB to U.S. dollars) (the “Loan”). In connection therewith, we recognized a one-time gain on forgiveness of debt of $4,081,366. Lianyungang Chao Yang also modified additional terms of the Loan, which included an obligation to make minimum repayments of not less than RMB5,000,000 in April 2015 and thereafter of not less than RMB2,500,000 per month until the maturity date of the Loan on December 31, 2015. At June 30, 2015 we owed $4,092,457 under the Loan (the “Loan Balance”). We failed to make the scheduled repayments. On August 25, 2015 we entered into a Guaranty for the benefit of Lianyungang Chao Yang pursuant to which we guaranteed the repayment of the Loan by Renewable Metals.

On August 25, 2015, Lianyungang Chao Yang entered into a Debt Purchase Agreement with Shanghai Wisdom & Wealth Investment & Management Co., Ltd., an entity organized under the laws of the People’s Republic of China (“Wisdom & Wealth”) pursuant to which Wisdom & Wealth purchased the Loan from Lianyungang Chao Yang and the Guaranty was transferred to Wisdom & Wealth in connection with its acquisition of the Loan. As described below, we were recently informed that Wisdom & Wealth failed to tender payment for the Loan to Lianyungang Chao Yang under the terms of the Debt Purchase Agreement. We are negotiating with Wisdom & Wealth to terminate the agreements.

On May 10, 2016 we ceased all operations associated with the Lianyungang Subsidiaries as well as ceasing all operations associated with the further development of our OTO Platform. Lianyungang subsidiaries are running independently and we are still doing trading business for steel ore. Revenue for the trading business during the past 6 months is approximately $ 12 million and gross profit at this period is $301,835. Last trading occurred at middle June. The reason for ceasing all operations in Lianyungang Subsidiaries and OTO platform is due to lack of funds and an application for unpaid bills from the debtors has been filed, which is approximately $3.8 million. No action from the authorities till now.

Item 2.06	Material Impairment.

As a result of the cessation our operations we expect to record an impairment of all or substantially all of our assets however we are unable at this time to quantify the amount of the expected impairment.

Item 3.01	Voluntary Delisting

Based on information described previously in this report that the Board of Directors has determined that it is in the best interests of the company that it voluntarily delist.

Today, Armco Metals Holding, Inc. will provide written notice to the NYSE MKT of its intent to delist.  Armco Metals Holding, Inc.  plans to file the related Form 25 with the Securities and Exchange Commission ("SEC") shortly thereafter and expects the delisting to become effective ten days later.  Accordingly, the Company anticipates that the last day of trading of its common stock on the NYSE MKT will be on or about July 22, 2016 unless it triggers a minimum continued listing standard.

Item 8.01	Other Events.

Wisdom & Wealth

On August 26, 2015 we entered into an Agreement with Wisdom & Wealth pursuant to which, from time to time until the maturity date, Wisdom & Wealth may convert the Loan Balance into shares of our common stock at a conversion price equal to 85% of volume weighed average price (VWAP) for the common stock during the 10 trading days prior to the conversion date, with a floor conversion price of $0.20 per share. To date, Wisdom & Wealth has converted $720,000 of the Loan Balance into shares of our common stock. The trading price of our common stock is now less than the floor conversion price.

As set forth earlier in this report, we were recently informed that Wisdom & Wealth failed to tender payment for the Loan to Lianyungang Chao Yang under the terms of the Debt Purchase Agreement. We were not a party to that agreement. We are uncertain as to the status of negotiations between those two parties to resolve any dispute which exists between them. Even if the trading price of our common stock was above the floor conversion price, as a result of the cessation of our operations we will not honor any additional conversion notices. In addition, we do not have the funds to satisfy this obligation in cash regardless of the ultimate determination of the owner of the debt.

Litigation settlement

As previously disclosed, on March 2, 2016, the District Court in Clark County, Nevada entered a Preliminary Order involving that certain Stipulation and Order Regarding Parties’ Agreement to Settle and Further Settlement Procedures in that certain derivative action, Albert Perron, derivatively on behalf of China Armco Metals, Inc. v. China Armco Metals, Inc. and management of China Armco Metals, Inc., (Case No. A-13-679151-C). As contemplated by the Stipulation, the parties agreed to certain governance measures and we agreed to pay plaintiff’s counsel’s attorneys’ fees and expenses in the amount of $100,000. The Stipulation was filed with Court on March 2, 2016. On March 2, 2016, the Court issued an Order Preliminarily Approving Derivative Settlement and Providing for Notice. Thereafter, the Court scheduled a hearing for the consideration of final approval of the proposed settlement on April 21, 2016, and granted it final approval of the proposed settlement on that date. We do not have the funds to satisfy the amount of the settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: July 11, 2016	By: /s/ Kexuan Yao
Kexuan Yao, Chief Executive Officer

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